UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 5, 2023

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 West Mendenhall, Suite 105 Bozeman, Montana	59715
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 406-982-7276

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2023, the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of Fair Isaac Corporation (the “Company”) made a special performance-based retention award to William J. Lansing, the Company’s Chief Executive Officer. The approximately $30 million award was granted 50% in the form of 19,576 target number of Market Share Units (“MSUs”) and 50% in the form of 52,082 non-qualified stock options (“Options”).

This award is intended to secure Mr. Lansing’s continued leadership during the next five years as the Company pursues its market-leading software platform and scores business strategies. Currently 65 years of age, Mr. Lansing has guided the Company through transformative growth since his appointment as CEO in 2012. As evidence of his leadership contributions, during Mr. Lansing’s tenure the Company has achieved cumulative TSR performance versus the Russell 3000 Index that places the Company in the 99th percentile. He has provided invaluable leadership to the Company in terms of business vision, strategic execution, and in attracting and engaging top talent. The Committee believes that retaining Mr. Lansing over at least the next five years is critical to continuing to advance the Company’s strategies and to provide senior leadership team continuity.

In light of these objectives, the Committee conducted an extensive benchmarking analysis based on market data, with the assistance of its independent compensation consultant. Following review and consideration of various factors, including relevant industry data, market competition and Mr. Lansing’s significant leadership contributions, the Committee determined that this special award would help serve its objectives and enhance the retention value of Mr. Lansing’s total compensation package.

The MSUs that are earned will be based on the Company’s total stockholder return relative to the Russell 3000 Index over performance periods of three years (Period 1), four years (Period 2) and five years (Period 3), with one-third (1/3) of the total target number of MSUs being subject to each performance period. Each of these performance periods is two years longer than the annual MSU awards historically granted to the Company’s executive officers, which are over performance periods of one, two and three years. Depending on performance, as few as zero and as many as 200% of the target number of MSUs granted to Mr. Lansing could be earned. Any earned MSUs during each performance period will vest on the relevant grant anniversary date immediately following the conclusion of each performance period (i.e., June 5th of 2026, 2027 and 2028).

The Options will vest and become exercisable as follows: (i) three-fifths (3/5) of the Options shall vest on the third anniversary of the grant date; (ii) one-fifth (1/5) of the Options shall vest on the fourth anniversary of the grant date; and (iii) the remaining one-fifth (1/5) of the Options shall vest on the fifth anniversary of the grant date. The Options have an exercise price of $791.60 per share, the closing price of the Company’s common stock on the grant date, and expire on June 4, 2030.

Any and all shares of common stock that Mr. Lansing receives upon settlement of any earned MSUs or as a result of his exercise of the Options, other than shares that are sold or withheld to pay the exercise price for the Options or to satisfy tax obligations, must be retained by Mr. Lansing until June 5, 2028.

The treatment of outstanding MSUs and Options upon Mr. Lansing’s death or disability, or in connection with a change in control of the Company, will be the same as for other awards of MSUs and Options granted to the Company’s executive officers, as previously disclosed. However, unlike other outstanding awards held by Mr. Lansing and other executive officers, if Mr. Lansing retires, such retirement will not entitle him to acceleration or continued vesting of these retention MSUs and Options.

The foregoing descriptions of the MSUs and Options are summaries only and are qualified by reference to the Market Share Unit Agreement and the Non-Statutory Stock Option Agreement governing Mr. Lansing’s MSUs and Options attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Market Share Unit Agreement, dated as of June 5, 2023, by and between the Company and William J. Lansing

10.2	Non-Statutory Stock Option Agreement, dated as of June 5, 2023, by and between the Company and William J. Lansing

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By:	/s/ MARK R. SCADINA
Mark R. Scadina
Executive Vice President, General Counsel and Corporate Secretary

Date: June 7, 2023